Exhibit 99.1

PRESS RELEASE

	CONTACT:	Mark Brewer	Danny Gibbons
FOR IMMEDIATE RELEASE		Investor Relations	SVP & CFO
		investorrelations@wtoffshore.com	investorrelations@wtoffshore.com
		713-297-8024	713-624-7326

W&T Offshore Discusses Recent Regulatory Notices

HOUSTON, November 27, 2013 – W&T Offshore, Inc. (NYSE: WTI) announced today that it has recently received notices from U.S. Government regulators that could affect certain aspects of its operations on Federal oil and gas leases in the Gulf of Mexico. The Company believes these regulatory actions are undeserved and do not reflect the degree of financial and operational responsibility and current record of compliance that the Company has demonstrated in its Gulf of Mexico operations. The Company is taking actions necessary to attempt to quickly resolve these matters.

On November 19, 2013, the Company received a Notice of Suspension and Proposed Debarment and a Notice of Clean Water Act Listing from the United States Environmental Protection Agency’s Suspension and Debarment Division (the “EPA SDD”). The first Notice suspends the Company, and proposes a three year debarment, from participation in future federal contracts, including future federal oil and gas leases, and assistance activities and renders the Company ineligible to receive any federal contracts or approved subcontracts or to act as an agent or representative on behalf of another in such transaction, or receive certain federal benefits. The second Notice provides a narrower prohibition on federal contracts or benefits. The Notices stemmed from the Company’s previously disclosed plea agreement and corporate conviction on two criminal counts under the Clean Water Act for events which occurred in 2009 relating to the Company’s Ewing Banks Area Block 910 platform, including a contractor’s alteration of monthly produced water discharge samples and a failure to report a discharge of a small amount of oil from the platform. The Company has commenced discussions with the EPA SDD staff and intends to make filings to contest the limitations in both Notices and seek a resolution to remove the suspension in a cooperative fashion as soon as practicable. The timing and ultimate result of these efforts, however, cannot be predicted at this time.

The Company does not believe that the regulatory requirements for suspension and debarment exist. The Company has corrected the issues leading to the 2009 offenses and has been and remains a responsible operator. Suspension is not necessary to protect the Government’s business interests. The Company believes the suspension is inconsistent with the U.S. Department of Justice’s acknowledgements in the Company’s plea agreement with respect to (i) the Company’s timely cooperation with the government’s

W&T Offshore, Inc. • Nine Greenway Plaza, Suite 300 • Houston, Texas 77046 • 713-626-8525 • www.wtoffshore.com investigation and acceptance of responsibility for the violations charged; (ii) the Company’s efforts since 2009 to ensure environmental and regulatory compliance at all levels of management and employment; and (iii) the Company’s efforts since 2009 to invest in its infrastructure and maintenance of its equipment. The EPA action also fails to recognize the Company’s compliance with the plea agreement to demonstrate that the conditions which gave rise to the violations have been corrected and that the Company is a responsible operator acting under a comprehensive environmental and safety compliance program.

The Company also recently received a letter from the United States Department of Interior Bureau of Ocean Energy Management (“BOEM”) informing the Company that it no longer qualifies for a waiver of certain supplemental bonding requirements for potential offshore decommissioning (including plugging and abandonment) liabilities. The letter notifies the Company that it must provide supplemental bonding on its offshore leases, rights of way and easements that require additional supplemental bonding. The Company believes this action is without basis and inconsistent with regulatory requirements and recent discussions with BOEM staff. The Company intends to appeal the BOEM action and will continue to work with BOEM staff to resolve the matter. If resolving this matter ultimately involves additional bonding, it will result in increased costs of conducting our offshore business and operations.

Tracy W. Krohn, Chief Executive Officer and Chairman, stated “The suspension and proposed debarment is based upon five year old incidents on a single production platform out of more than 100 platforms and facilities that we operate in the Gulf of Mexico. Since then, with the input of the Government in settling those incidents, we have enhanced our environmental and safety compliance program which remains subject to close scrutiny. On bonding, we can demonstrate our financial responsibility with a strong balance sheet and financial condition. We will be taking every opportunity with regulators to make these points to reach a workable solution.”

W&T Offshore

W&T Offshore, Inc. is an independent oil and natural gas producer with operations offshore in the Gulf of Mexico and onshore in both the Permian Basin of West Texas and in East Texas. We have grown through acquisitions, exploration and development and currently hold working interests in approximately 67 offshore fields in federal and state waters (60 producing and seven fields capable of producing). W&T currently has under lease approximately 1.3 million gross acres, including approximately 0.6 million gross acres on the Gulf of Mexico Shelf, approximately 0.5 million gross acres in the deepwater and approximately 0.2 million gross acres onshore in Texas. A substantial majority of our daily production is derived from wells we operate offshore. For more information on W&T Offshore, please visit our website at www.wtoffshore.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, among other things, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, the success of our risk management activities, governmental regulations, uncertainties and other factors discussed in W&T Offshore’s Annual Report on Form 10-K for the year ended December 31, 2012 and on Form 10-Q for the quarter ended June 30, 2013 found at www.sec.gov or at our website at www.wtoffshore.com under the Investor Relations section.

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